UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2015

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2015, Cheniere CCH HoldCo II, LLC (the “Issuer”), a wholly owned direct subsidiary of Cheniere Energy, Inc. (“Cheniere”), entered into an Amended and Restated Note Purchase Agreement (the “Amended and Restated Note Purchase Agreement”) by and among the Issuer, Cheniere (solely for purposes of acknowledging and agreeing to Section 9 thereof), EIG Management Company, LLC, as administrative agent (the “Agent”), The Bank of New York Mellon, as collateral agent (the “Collateral Agent”), and the note purchasers named therein (the “Note Purchasers”). The Amended and Restated Note Purchase Agreement amended and restated the Note Purchase Agreement, dated January 16, 2015 (the “Original Note Purchase Agreement”) among the parties to the Amended and Restated Note Purchase Agreement, in order to allow for funding to occur in two stages. The terms of the Original Note Purchase Agreement were previously disclosed in Cheniere’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 16, 2015. The following description is qualified in its entirety by reference to the Amended and Restated Note Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Under the Amended and Restated Note Purchase Agreement, the Note Purchasers agreed to acquire up to $1.5 billion aggregate principal amount of the Issuer’s convertible notes (the “Notes”) at a purchase price equal to 100% of the principal amount. Subject to the terms and conditions summarized below and described more fully in the Amended and Restated Note Purchase Agreement, the Notes may be converted into shares of the common stock of Cheniere, par value $0.003 per share (the “Cheniere Common Stock”).

The Issuer is an intermediate holding company and the holder of 100% of the equity interests in Cheniere CCH HoldCo I, LLC (“CCH Direct Parent”), the direct parent of Cheniere Corpus Christi Holdings, LLC (“CCH”). CCH owns 100% of the equity interests in Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC (together with CCH, collectively, the “Project Entities”) that will own the natural gas liquefaction and export facility and related infrastructure being developed by the Project Entities near Corpus Christi, Texas and the pipeline being developed by the Project Entities that will connect the facility with several inter- and intrastate natural gas pipelines (together, the “Corpus Christi Liquefaction Project”). Exhibit 99.1 presents the organizational structure of Cheniere, the Issuer, CCH Direct Parent and the Project Entities. This organizational chart is provided for illustrative purposes only and is not, and does not purport to be, a complete organizational chart of Cheniere and its subsidiaries.

The Notes may be issued in two issuances: (i) an issuance of $1.0 billion of Notes (the “Closing Date Notes”) on the date of the closing of the Amended and Restated Note Purchase Agreement (the “Closing Date”), which will occur immediately following the closing of the senior debt project financing for the Corpus Christi Liquefaction Project, and (ii) an issuance of $500 million of Notes (the “Second Phase Notes”), which may occur on the Closing Date or on a subsequent date (the “Second Phase Funding Date”). The proceeds of the Notes will be used to partially fund the project costs of the Corpus Christi Liquefaction Project and for the payment of fees and expenses in respect of the transactions contemplated by the Amended and Restated Note Purchase Agreement. The Amended and Restated Note Purchase Agreement may be terminated by the Agent or the Issuer if the Closing Date has not occurred by June 30, 2015. Commitments to purchase the Second Phase Notes will expire on the earlier of the first anniversary of the Closing Date, and May 1, 2016. In addition, in certain circumstances, the Issuer may terminate these commitments.

Maturity

The Notes will mature on the tenth anniversary of the Closing Date. The maturity date is the same for the Closing Date Notes and the Second Phase Notes.

Interest

The Notes will accrue interest at the rate of 11% per annum, payable quarterly in arrears. Prior to the Commercial Operation Date (described below), interest on the Notes will be paid entirely in kind. Following the Commercial Operation Date, interest must be paid in cash in an amount equal to the lesser of (i) the interest due and (ii) the sum of cash on hand at the Issuer and a measure of excess cash flow of the Project Entities. If (ii) is less than (i), the difference may be paid in kind. In general, the “Commercial Operation Date” refers to the substantial completion of the second liquefaction train of the Corpus Christi Liquefaction Project if the Second Phase Funding Date has not occurred, and to the substantial completion of the third liquefaction train of the Corpus Christi Liquefaction Project following the occurrence of the Second Phase Funding Date.

Security

The Notes will be secured by a pledge by Cheniere of 100% of the equity interests in the Issuer, and a pledge by the Issuer of 100% of the equity interests in CCH Direct Parent. In addition, the Notes will be secured by a security interest in the account into which all distributions from CCH Direct Parent to the Issuer must be deposited.

Conditions to Funding

Conditions to the Note Purchasers’ obligation to purchase the Closing Date Notes include that:

•	Cheniere must have contributed to the Issuer cash in an amount that, together with the proceeds of the Closing Date Notes, will permit the Issuer to contribute the initial required amount of project equity to CCH.

•	The closing of the senior debt project financing for the Corpus Christi Liquefaction Project must have occurred.

•	Other customary conditions precedent must be satisfied, including perfection of security interests, delivery of certificates and opinions and payment of fees.

Conditions to the Note Purchasers’ obligation to purchase the Second Phase Notes include certain conditions precedent relating to the third liquefaction train of the Corpus Christi Liquefaction Project and other customary conditions precedent, including delivery of certificates and opinions and the absence of any events of default under the Amended and Restated Note Purchase Agreement.

Conversion

Prior to the business day immediately preceding the ninth anniversary of the Closing Date, the Notes may be converted into Cheniere Common Stock (a “Conversion”):

•	At the option of the Issuer, at any time on or after the Applicable Eligible Conversion Date (described below), so long as no event of default has occurred and is continuing, at a price per share equal to the lower of (x) a 10% discount to the average of the daily volume-weighted average price (“VWAP”) of the Cheniere Common Stock, for the 90 trading-day period preceding the date on which notice of Conversion is provided and (y) a 10% discount to the closing price of Cheniere Common Stock on the trading day prior to the date on which notice of Conversion is provided; and

•	At the option of the holders of the Notes, at any time on or after the six-month anniversary of the Applicable Eligible Conversion Date, at a price per share equal to the average of the daily VWAP of Cheniere Common Stock for the 90 trading-day period preceding the date on which notice of Conversion is provided.

The “Applicable Eligible Conversion Date” means (a) for Closing Date Notes, the later of (i) 58 months following the issuance of the “Notice to Proceed” under the engineering, procurement and construction contract for the first two liquefaction trains of the Corpus Christi Liquefaction Project, and (ii) the substantial completion of the second liquefaction train of the Corpus Christi Liquefaction Project and (b) for Second Phase Notes, the substantial completion of the third liquefaction train of the Corpus Christi Liquefaction Project.

Conversions are subject to various limitations and conditions, including:

•	A minimum aggregate principal amount of $250 million of Notes must be converted in each Conversion;

•	Each of the initial Conversion at the option of the Issuer and the initial conversion at the option of the holders of the Notes may not exceed 50% of the aggregate principal amount of the Notes then outstanding;

•	The aggregate number of shares of Cheniere Common Stock issued in all Conversions may not exceed 47,108,466 shares, representing 19.9% of the issued and outstanding shares of Cheniere Common Stock as of January 12, 2015, subject to adjustment in the event of a stock split or reverse stock split;

•	The total market capitalization of Cheniere may not be less than (i) if the Second Phase Funding Date has not occurred, $10.0 billion, and (ii) following the occurrence of the Second Phase Funding Date, $13.7 billion, in each case, immediately prior to a Conversion;

•	No prior Conversion could have occurred during the preceding 90 trading days; and

•	Limitations on the ability of the Issuer to effect a Conversion if the Conversion would cause a holder of the Notes that is a fund, account or company managed by EIG Management Company, LLC (“EIG”) or its controlled affiliates (such holder, an “EIG Note Holder”), together with any of such holder’s affiliates, to own, in the aggregate, 10% or more of the outstanding Cheniere Common Stock.

In general, the Notes may not be converted if there are any dilutive events (other than regularly scheduled cash dividends) during the 90 trading days during which the 90-day VWAP for any Conversion is determined, and there is an anti-dilution adjustment for (i) regularly scheduled cash dividends between the date on which the conversion price is fixed and the delivery of shares of Cheniere Common Stock subject to the Conversion, and (ii) any regularly scheduled cash dividend occurring during the 90 trading days in which the 90-day VWAP for any Conversion is determined, if such dividend is materially different in size from the previous regularly scheduled dividend. However, the holders of the Notes may elect to convert their Notes even if otherwise preclusive dilutive events have occurred during the 90-day VWAP period, in which case there would be anti-dilution adjustments to the conversion price for any such events.

On the Closing Date, Cheniere, the Issuer and Agent, on behalf of the holders of the Notes, will enter into a registration rights agreement that will require Cheniere to file a resale shelf registration statement and provide demand and piggyback registration rights and the right to conduct underwritten offerings with respect to shares of Cheniere Common Stock delivered upon Conversions.

General

The Amended and Restated Note Purchase Agreement contains:

•	Optional redemption provisions;

•	Mandatory redemption provisions in the case of a change of control of Cheniere or the Issuer, the Issuer’s receipt of debt-financed distributions from the Project Entities or cash proceeds from asset sales by CCH Direct Parent or the Project Entities, the sale or contribution of CCH Direct Parent or the Project Entities to Cheniere Energy Partners, L.P., or the initial public offering of any of the Project Entities;

•	Customary representations and warranties;

•	Customary affirmative covenants addressing, among other matters, payments of obligations, maintenance of existence and security obligations, reporting, use of proceeds, and compliance with law;

•	Customary negative covenants applicable to (i) the Issuer and CCH Direct Parent addressing, among other matters, limitations on mergers, sales of all or substantially all of their assets, restricted payments, liens and incurrence of indebtedness and (ii) the Project Entities addressing mergers, sales of all or substantially all of their assets and changes in their lines of business;

•	Certain events of default upon which the holders of the Notes may accelerate the Notes, including for failure to make required payments, failure to comply with covenants (subject, in certain cases, to cure periods), certain bankruptcy-related events, and certain other events; and

•	Customary indemnification obligations of the Issuer.

For so long as Notes in an aggregate principal amount of at least $500 million are outstanding, EIG will be entitled to appoint a non-voting observer to the board of directors or managers of CCH.

If the EIG Note Holders together have acquired more than 10% of the outstanding shares of Cheniere Common Stock through Conversions, and for so long as such shares represent 5% or more of the outstanding shares of Cheniere Common Stock, EIG will be entitled to appoint one member to the board of directors of Cheniere.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits

Exhibit Number

10.1*	Amended and Restated Note Purchase Agreement, dated as of March 1, 2015, by and among the Issuer, Cheniere (solely for purposes of acknowledging and agreeing to Section 9 thereof), EIG Management Company, LLC, as administrative agent, The Bank of New York Mellon, as collateral agent, and the note purchasers named therein.

99.1*	Organizational Chart.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: March 2, 2015	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

10.1*	Amended and Restated Note Purchase Agreement, dated as of March 1, 2015, by and among the Issuer, Cheniere (solely for purposes of acknowledging and agreeing to Section 9 thereof), EIG Management Company, LLC, as administrative agent, The Bank of New York Mellon, as collateral agent, and the note purchasers named therein.

99.1*	Organizational Chart.

*	Filed herewith.